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EXHIBIT #77 (k)- Changes in Registrants Certifying Accountants

At a meeting held on December 9, 1998, the Board of Directors of the Fund approved the engagement of Ernst & Young as its independent auditors for the fiscal year ending 12/31/98 to replace the firm of PricewaterhouseCoopers, LLP, who declined to stand for reelection as auditors of the Fund effective November 20, 1998. The audit committee of the Board of Directors approved the change in auditors on December 9, 1998 and was subsequently approved by the shareholders.

The reports of PricewaterhouseCoopers, LLP on the Fund's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope, or accounting principles. The report for the fiscal year end 12/31/97 was modified as to uncertainty of the Fund's ability to continue as a going concern. In addition, the report for the fiscal year end 12/31/97 was modified as to the uncertainty of the Fund's Advisor's ability to continue performing advisory duties to the Fund. Such uncertainties related to the Advisor were due to liquidity issues and a possible violation of provisions of Section 206 of the Investment Advisers Act of 1940, as amended, by advancing monies from another fund to the Advisor. These monies were subsequently repaid and approved by the audit committee of the Board of Directors of the other fund's Board. In connection with the audits of the Fund's financial statements for each of the two fiscal years ended 12/31/97, there were no disagreements with PricewaterhouseCoopers, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PricewaterhouseCoopers, LLP would have caused PricewaterhouseCoopers, LLP to make reference to the matter in their report. The Fund has requested PricewaterhouseCoopers, LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated February 26, 1999 is filed as Exhibit 1 to this Form N-SAR.




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[PRICEWATERHOUSECOOPERS LETTERHEAD]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



February 26, 1999

Ladies and Gentlemen:

We have read Item 77(k) of Southeast Interactive Technology Fund I, LLC's Form N-SAR dated February 26, 1999 and are in agreement with the statements contained therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP